                                                                    EXHIBIT 99.4

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                          AT FIRST    AT FISCAL
                                                       FISCAL QUARTER YEAR END
                                                          END 1997      1996
                                                       -------------- ---------
                                                        (UNAUDITED)
                       ASSETS
Cash and cash equivalents............................     $  5,673    $  6,544
Cash and securities deposited with clearing organiza-
 tions or segregated under federal and other regula-
 tions
 (including securities at fair value of $2,373 at
 first fiscal quarter end 1997 and $3,759 at fiscal
 year end 1996)......................................        3,641       5,209
Financial instruments owned:
 U.S. government and agency securities...............       16,118      12,032
 Other sovereign government obligations..............       18,205      19,473
 Corporate and other debt............................       19,284      16,899
 Corporate equities..................................       14,282      12,662
 Derivative contracts................................       12,818      11,220
 Physical commodities................................          287         375
Securities purchased under agreements to resell......       73,926      64,021
Securities borrowed..................................       55,125      43,546
Receivables:
 Consumer loans (net of allowances of $819 at first
  fiscal quarter end 1997 and $815 at fiscal year
  end 1996)..........................................       21,148      22,373
 Customers, net......................................       13,249       8,600
 Brokers, dealers and clearing organizations.........        1,995       5,421
 Fees, interest and other............................        3,352       2,870
Office facilities, at cost (less accumulated depreci-
 ation and amortization of $1,121 at first fiscal
 quarter end 1997 and $1,060 at fiscal year end
 1996)...............................................        1,655       1,681
Other assets.........................................        6,274       5,934
                                                          --------    --------
Total assets.........................................     $267,032    $238,860
                                                          ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper and other short-term borrowings.....     $ 26,622    $ 26,326
Deposits.............................................        7,138       7,213
Financial instruments sold, not yet purchased:
 U.S. government and agency securities...............       15,615      11,395
 Other sovereign government obligations..............        8,355       6,513
 Corporate and other debt............................        1,299       1,176
 Corporate equities..................................        8,777       8,900
 Derivative contracts................................       11,006       9,982
 Physical commodities................................           36         476
Securities sold under agreements to repurchase.......       99,898      86,863
Securities loaned....................................       15,287      12,907
Payables:
 Customers...........................................       24,216      22,062
 Brokers, dealers and clearing organizations.........        4,113       1,820
 Interest and dividends..............................        1,392       1,678
Other liabilities and accrued expenses...............        6,163       6,340
Long-term borrowings.................................       24,160      22,642
                                                          --------    --------
                                                           254,077     226,293
                                                          --------    --------
Capital Units........................................          999         865
                                                          --------    --------
Commitments and contingencies
Shareholders' equity:
 Preferred stock.....................................        1,027       1,223
 Common stock(1) ($0.01 par value, 1,490,000,000
  shares authorized, 612,278,459 and 611,314,509
  shares issued, 585,549,370 and 572,682,876 shares
  outstanding at first fiscal quarter end 1997 and
  at fiscal year end 1996)...........................            6           6
 Paid-in capital(1)..................................        3,766       4,007
 Retained earnings...................................        7,971       7,477
 Cumulative translation adjustments..................          (14)        (11)
                                                          --------    --------
   Subtotal..........................................       12,756      12,702
 Note receivable related to sale of preferred stock
  to ESOP............................................          (76)        (78)
 Common stock held in treasury, at cost(1) ($0.01
  par value, 26,729,089 and 38,631,633 shares at
  first fiscal quarter end 1997 and at fiscal year
  end 1996)..........................................         (716)     (1,005)
 Stock compensation related adjustments..............           (8)         83
                                                          --------    --------
   Total shareholders' equity........................       11,956      11,702
                                                          --------    --------
Total liabilities and shareholders' equity...........     $267,032    $238,860
                                                          ========    ========

--------
(1) Historical amounts have been restated to reflect the Company's two-for-one stock splits.

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

             (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                        FIRST FISCAL QUARTER
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
                                                             (UNAUDITED)
Revenues
 Investment banking.................................. $        521 $        464
 Principal transactions
   Trading...........................................          869          823
   Investments.......................................           56           (7)
 Commissions.........................................          488          455
 Merchant and cardmember fees........................          405          320
 Servicing fees......................................          209          200
 Interest and dividends..............................        3,354        2,794
 Asset management and administration.................          590          397
 Other...............................................           28           28
                                                      ------------ ------------
   Total revenues....................................        6,520        5,474
 Interest expense....................................        2,697        2,250
 Provision for consumer loan losses..................          376          225
                                                      ------------ ------------
   Net revenues......................................        3,447        2,999
                                                      ------------ ------------
Expenses excluding interest
 Compensation and benefits...........................        1,495        1,275
 Occupancy and equipment.............................          126          119
 Brokerage, clearing and exchange fees...............           96           77
 Information processing and communications...........          259          232
 Business development................................          246          229
 Professional services...............................           89           60
 Other...............................................          172          167
                                                      ------------ ------------
   Total expenses excluding interest.................        2,483        2,159
                                                      ------------ ------------
 Income before income taxes..........................          964          840
 Provision for income taxes..........................          372          321
                                                      ------------ ------------
 Net income.......................................... $        592 $        519
                                                      ============ ============
 Preferred stock dividend requirements............... $         19 $         16
                                                      ============ ============
 Earnings applicable to common shares(1)............. $        573 $        503
                                                      ============ ============
Earnings per common share(2)
 Primary............................................. $       0.95 $       0.83
                                                      ============ ============
 Fully diluted....................................... $       0.94 $       0.81
                                                      ============ ============
Average common shares outstanding(2)
 Primary.............................................  600,577,264  606,585,943
                                                      ============ ============
 Fully diluted.......................................  613,302,066  620,807,404
                                                      ============ ============

--------
(1) Amounts shown are used to calculate primary earnings per common share.
(2) Historical share and per share amounts have been restated to reflect the Company's two-for-one stock splits.

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)

                                                             FIRST FISCAL
                                                                QUARTER
                                                          ---------------------
                                                           1997     1996
                                                          -------  -------
                                                            (UNAUDITED)
Cash flows from operating activities
  Net income............................................. $   592  $   519
  Adjustments to reconcile net income to net cash used
   for
   operating activities:
    Non-cash charges included in net income..............     441      267
    Changes in assets and liabilities:
      Cash and securities deposited with clearing
       organizations
       or segregated under federal and other regulations.   1,567     (493)
      Financial instruments owned, net of financial
       instruments
       sold, not yet purchased...........................  (1,688)   4,874
      Securities borrowed, net of securities loaned......  (9,199)  (4,487)
      Receivables and other assets.......................  (2,259)  (6,228)
      Payables and other liabilities.....................   4,065     (351)
                                                          -------  -------
Net cash used for operating activities...................  (6,481)  (5,899)
                                                          -------  -------
Cash flows from investing activities
  Net payments for:
    Property, equipment and leasehold improvements.......     (16)     (47)
    Purchase of Miller Anderson & Sherrerd, LLP, net of
     cash acquired.......................................     --      (200)
    Net principal received (disbursed) on consumer loans.     850     (273)
    Purchases of consumer loans..........................     --        (5)
    Sales of consumer loans..............................     --     2,768
    Other investing activities...........................     (31)     (38)
                                                          -------  -------
Net cash provided by investing activities................     803    2,205
                                                          -------  -------
Cash flows from financing activities
  Net proceeds (payments) related to short-term
   borrowings............................................     169   (3,063)
  Securities sold under agreements to repurchase, net of
   securities
   purchased under agreements to resell..................   3,130    3,270
  Proceeds from
    Issuance of common stock.............................      35       55
    Issuance of long-term borrowings.....................   3,434    4,206
    Issuance of Capital Units............................     134      --
  Payments for
    Repurchases of common stock..........................     (89)    (501)
    Repayments of long-term borrowings...................  (1,724)    (335)
    Redemption of cumulative preferred stock.............    (195)     --
    Cash dividends.......................................     (87)     (76)
                                                          -------  -------
Net cash provided by financing activities................   4,807    3,556
                                                          -------  -------
Net decrease in cash and cash equivalents................    (871)    (138)
Cash and cash equivalents, at beginning of period........   6,544    3,936
                                                          -------  -------
Cash and cash equivalents, at end of period.............. $ 5,673  $ 3,798
                                                          =======  =======

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. INTRODUCTION AND BASIS OF PRESENTATION

 The Merger

  On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover and Co. ("Dean Witter Discover") (the "Merger"). At that time Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into the right to receive 1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into the right to receive one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax free exchange.

 The Company

  The Company's supplemental consolidated financial statements include the accounts of Morgan Stanley, Dean Witter Discover and their U.S. and international subsidiaries, including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Morgan Stanley Japan Limited ("MSJL"), Dean Witter Reynolds Inc. ("DWR"), Dean Witter InterCapital Inc. ("ICAP"), and NOVUS Credit Services Inc.

  The Company, through its subsidiaries, provides a wide range of financial securities services on a global basis and credit services nationally. Its securities businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; asset management; merchant banking and other principal investment activities; brokerage and research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and global custody, securities clearance services and securities lending. The Company's credit services businesses include the operation of the NOVUS(R) Network, a proprietary network of merchant and cash access locations, and the issuance of proprietary general purpose credit cards. The Company's services are provided to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individual investors.

 Basis of Financial Information

  The supplemental consolidated financial statements give retroactive effect to the merger of Dean Witter Discover and Morgan Stanley in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Dean Witter Discover and Morgan Stanley, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and November 30, 1996, respectively.

  Prior to the consummation of the merger, Dean Witter Discover's fiscal year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the first fiscal quarters ended March 31, 1997 and 1996 and for the

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

fiscal year ended December 31, 1996 were combined with Morgan Stanley's financial statements for the first fiscal quarters ended February 28, 1997 and February 29, 1996 and for the fiscal year ended November 30, 1996 (on a combined basis, "first fiscal quarter 1997," "first fiscal quarter 1996," and "fiscal year 1996," respectively).

  The supplemental consolidated financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions regarding certain trading inventory valuations, consumer loan loss levels, the potential outcome of litigation and other matters that affect the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the supplemental consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

  Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated. The supplemental consolidated financial statements are hereinafter referred to as "consolidated financial statements" or "statements."

  The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended 1996 included elsewhere in this Current Report on Form 8-K filed by the Company under the Securities Exchange Act of 1934 on June 2, 1997. The results of operations for interim periods are not necessarily indicative of results for the entire year.

  Financial instruments, including derivatives, used in the Company's trading activities are recorded at fair value, and unrealized gains and losses are reflected in trading revenues. Interest revenue and expense arising from financial instruments used in trading activities are reflected in the consolidated statements of income as interest revenue or expense. The fair values of trading positions generally are based on listed market prices. If listed market prices are not available or if liquidating the Company's positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations and price quotations for similar instruments traded in different markets, including markets located in different geographic areas. Fair values for certain derivative contracts are derived from pricing models which consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. Purchases and sales of financial instruments are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company's dealings in over-the-counter ("OTC") financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." Reverse repurchase and repurchase agreements are presented net-by-counterparty where net presentation is consistent with FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements."

  Equity securities purchased in connection with merchant banking and other principal investment activities are initially carried in the consolidated financial statements at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. The carrying value of investments made in connection with principal real estate activities which do not involve equity securities are adjusted periodically based on independent appraisals, estimates prepared by the Company of discounted future cash flows of the underlying real estate assets or other indicators of fair value.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Loans made in connection with merchant banking and investment banking activities are carried at cost plus accrued interest less reserves, if deemed necessary, for estimated losses.

  The Company has entered into various contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swap, foreign exchange forward, foreign currency exchange, cost of funds and interest rate cap agreements. The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings and to match the refinancing characteristics of consumer loans with the borrowings that fund these loans. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest revenue or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees. Gains and losses resulting from the termination of hedge contracts prior to their stated maturity are recognized ratably over the remaining life of the instrument being hedged. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within cumulative translation adjustments in shareholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or payables to brokers, dealers and clearing organizations.

 Earnings Per Share

  The calculations of earnings per common share are based on the weighted average number of common shares and share equivalents outstanding and gives effect to preferred stock dividend requirements. All per share and share amounts reflect stock splits enacted by Dean Witter Discover and Morgan Stanley prior to the Merger, as well as the additional shares issued to Morgan Stanley shareholders pursuant to the Exchange Ratio.

 Accounting Pronouncements

  As of January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is effective for transfers of financial assets made after December 31, 1996, except for certain financial assets for which the effective date has been delayed for one year. SFAS No. 125 provides financial reporting standards for the derecognition and recognition of financial assets, including the distinction between transfers of financial assets which should be recorded as sales and those which should be recorded as secured borrowings. The adoption of SFAS No. 125 had no material effect on the Company's financial position or results of operations.

  The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 replaces the current EPS categories of primary and fully diluted with "basic", which reflects no dilution from common stock equivalents, and "diluted", which reflects dilution from common stock equivalents based on the average price per share of the Company's common stock during the period. The adoption of SFAS No. 128 would not have had, and is not expected to have, a material effect on the Company's EPS calculation.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

2. CONSUMER LOANS

  Consumer loans, classified as to type, were as follows (in millions).

                                                                     AT
                                                  AT FIRST FISCAL  FISCAL
                                                      QUARTER       YEAR
                                                     END 1997     END 1996
                                                  --------------- --------
Credit card......................................     $20,803      $22,062
Real estate-secured and other consumer
 installment.....................................       1,234        1,204
                                                      -------      -------
Total............................................      22,037       23,266
Less
  Unearned finance charges and unamortized loan
   discounts and fees............................          70           78
  Allowance for loan losses......................         819          815
                                                      -------      -------
Consumer loans, net..............................     $21,148      $22,373
                                                      =======      =======

  Activity in the allowance for consumer loan losses was as follows (in millions).

                                                  FIRST FISCAL QUARTER END
                                                  ------------------------
                                                       1997         1996
                                                  --------------- --------
Balance, beginning of period.....................        $815         $722
Provision for loan losses........................         376          225
Less deductions
  Charge-offs....................................         418          250
  Recoveries.....................................         (40)         (33)
                                                      -------      -------
    Net charge-offs..............................         378          217
                                                      -------      -------
Other(1).........................................           6          (66)
                                                      -------      -------
Balance, end of period...........................        $819         $664
                                                      =======      =======

--------
(1) Primarily reflects net transfers related to asset securitizations.

  Interest accrued on loans subsequently charged-off, recorded as a reduction of interest revenue, was $80 million and $42 million in the first fiscal quarters of 1997 and 1996.

  The Company received proceeds from asset securitizations of $2,620 million in the first fiscal quarter of 1996. The uncollected balances of consumer loans sold through securitizations were $13,258 million and $13,385 million at first fiscal quarter end 1997 and fiscal year end 1996. The allowance for loan losses related to securitized loans, included in other liabilities and accrued expenses, was $443 million and $447 million at first fiscal quarter end 1997 and fiscal year end 1996.

3. LONG-TERM BORROWINGS

  Long-term borrowings at first fiscal quarter end 1997 scheduled to mature within one year aggregated $4,306 million.

  During the first fiscal quarter ended 1997, the Company issued senior notes aggregating $3,424 million, including non-U.S. dollar currency notes aggregating $295 million, primarily pursuant to its public debt shelf registration statements. The weighted average coupon interest rate of these notes at first fiscal quarter end 1997 was 6.1%; the Company has entered into certain transactions to obtain floating interest rates based on either short-term LIBOR or repurchase agreement rates for Treasury securities. Maturities in the aggregate of these notes for fiscal years ending are as follows: 1997, $12 million; 1998, $64 million; 1999, $652 million; 2000,

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

$567 million; 2001, $21 million; and thereafter, $2,108 million. In the first fiscal quarter of 1997 senior long-term notes in the amount of $1,724 million matured.

4. PREFERRED STOCK AND CAPITAL UNITS

  Preferred stock is composed of the following issues:

                                           SHARES OUTSTANDING
                                                   AT             BALANCE AT
                                            FISCAL PERIOD END  FISCAL PERIOD END
                                           ------------------- -----------------
                                             1997      1996       1997     1996
                                           --------- --------- -------- --------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
ESOP Convertible Preferred Stock, liqui-
 dation preference $35.88................  3,687,031 3,699,302 $    132 $    133
Series A Fixed/Adjustable Rate Cumulative
 Preferred Stock,
 stated value $200.......................  1,725,000 1,725,000      345      345
7 -3/4% Cumulative Preferred Stock,
 stated value $200.......................  1,000,000 1,000,000      200      200
7 -3/8% Cumulative Preferred Stock,
 stated value $200.......................  1,000,000 1,000,000      200      200
8.88% Cumulative Preferred Stock, stated
 value $200..............................        --    975,000      --       195
8 -3/4% Cumulative Preferred Stock,
 stated value $200.......................    750,000   750,000      150      150
                                                               -------- --------
Total....................................                      $  1,027 $  1,223
                                                               ======== ========

  Each issue of outstanding preferred stock ranks in parity with all other outstanding preferred stock of the Company.

  During the first fiscal quarter of 1997, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date. In addition, the Company announced that it had called for redemption, on May 30, 1997, all 750,000 shares of its 8- 3/4% Cumulative Preferred Stock at a redemption price of $200 per share.

  The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2013 to 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock.

  In the first fiscal quarter of 1997, the Company and MS plc issued 8.03% Capital Units in the aggregate amount of $134 million which mature in 2017.

5. COMMON STOCK AND SHAREHOLDERS' EQUITY

  In conjunction with the Merger, the Company increased the number of authorized common shares to 1,750 million and changed the number of authorized preferred shares to 30 million.

  During the first fiscal quarter of 1997, the Company repurchased or acquired
2.6 million shares of its common stock at an aggregate cost of $89 million and an average cost per share of $34.50. Prior to the consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded their respective outstanding share repurchase authorizations. At the time of the Merger, Morgan Stanley common stock which had been held in treasury was retired.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  DWR, a registered broker-dealer and a registered futures commissions merchant, is subject to the uniform net capital rule under the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, the required net capital, as defined, shall not be less than the greater of (a) one million dollars, (b) 2% of aggregate debit balances arising from client transactions pursuant to the Securities Exchange Act of 1934 Rule 15c3-3, or
(c) 4% of the funds required to be segregated pursuant to the Commodity Exchange Act. The New York Stock Exchange, Inc. may also require a member organization to reduce its business if its net capital is less than the greater of (a) 4% of aggregate debit balances or (b) 6% of the funds required to be segregated and may prohibit a member organization from expanding its business and declaring cash dividends if its net capital is less than the greater of (a) 5% of aggregate debit balances or (b) 7% of the funds required to be segregated. At first fiscal quarter end 1997, DWR's net capital was $640 million and net capital in excess of the minimum required was $521 million. DWR's net capital was 21.4% of aggregate debit balances and 21.5% of funds required to be segregated.

  MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements discussed above. MS&Co. has consistently operated in excess of these requirements with aggregate net capital, as defined, totaling $1,596 million at fiscal first quarter end 1997, which exceeded the amount required by $1,255 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

  Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk weighted assets ("risk-weighted capital ratio"). At fiscal first quarter end 1997, the leverage ratio and risk-weighed capital ratio of each of the Company's FDIC insured financial institutions exceeded these and all other regulatory minimums.

  Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements.

6.  ACQUISITIONS

  In the first quarter of fiscal 1996, the Company completed its acquisition of Miller, Anderson & Sherrerd, LLP ("MAS"), an institutional investment manager, for $350 million, payable in a combination of cash, notes and common stock of the Company. The Company's fiscal 1996 results include the results of MAS since January 3, 1996, the date of acquisition.

  In the fourth quarter of fiscal 1996, the Company completed its purchase of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), for $1.175 billion. The consideration for the purchase of the equity of VKAC consisted of cash and approximately $26 million of preferred securities issued by one of the Company's subsidiaries and exchangeable into common stock of the Company. The Company's fiscal 1996 results include the results of VKAC since October 31, 1996, the date of acquisition.

  On April 3, 1997, the Company announced the acquisition of the institutional global custody business of Barclays PLC ("Barclays"). The amount of consideration for this business is to be fixed over a period of time based on account retention. The transaction involves approximately $250 billion of assets currently administered by Barclays, and the combination of Barclays with the Company's global custody business would have increased

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

the Company's assets under administration at first fiscal quarter end 1997 to approximately $400 billion on a pro forma basis (assuming that current clients of Barclays agree to become clients of the Company). Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition.

7. CONTINGENT LIABILITIES

  In the normal course of business, the Company has been named as a defendant in various lawsuits and has been involved in certain investigations and proceedings. Some of these matters involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such matters will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.

8. DERIVATIVE CONTRACTS AND OTHER COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Company enters into a variety of derivative contracts related to financial instruments and commodities. The Company uses swap agreements in its trading activities and in managing its interest rate exposure. The Company also uses forward and option contracts, futures and swaps in its trading activities; these financial instruments also are used to hedge the U.S. dollar cost of certain foreign currency exposures. In addition, financial futures and forward contracts are actively traded by the Company and are used to hedge proprietary inventory. The Company also enters into delayed delivery, when-issued, and warrant and option contracts involving securities. These instruments generally represent future commitments to swap interest payment streams, exchange currencies or purchase or sell other financial instruments on specific terms at specified future dates. Many of these products have maturities that do not extend beyond one year; swaps and options and warrants on equities typically have longer maturities. For further discussion of these matters, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Derivative Financial Investments", and Note 8 to the consolidated financial statements for the fiscal year ended 1996, included in the Form 8-K.

  These derivative instruments involve varying degrees of off-balance sheet market risk. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts ultimately may result in cash settlements exceeding fair value amounts recognized in the consolidated statements of financial condition, which, as described in Note 1, are recorded at fair value, representing the cost of replacing those instruments.

  The Company's exposure to credit risk with respect to these derivative instruments at any point in time is represented by the fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis consistent with FASB Interpretation No. 39, but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The credit quality of the Company's trading-related derivatives at first fiscal quarter end 1997 and fiscal year end 1996 is summarized in the tables below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:

                                                          COLLATERALIZED OTHER NON-
                                                          NON-INVESTMENT INVESTMENT
                           AAA      AA      A      BBB        GRADE        GRADE     TOTAL
                          ------  ------  ------  ------  -------------- ---------- -------
FIRST FISCAL QUARTER END
1997                                          (DOLLARS IN MILLIONS)
Interest rate and
 currency swaps and
 options (including
 caps, floors and swap
 options) and other
 fixed income securities
 contracts..............  $  968  $1,679  $2,154  $  567       $ 19         $292    $ 5,679
Foreign exchange forward
 contracts and options..   1,102   1,634     829      70        --           109      3,744
Mortgage-backed
 securities forward
 contracts, swaps and
 options................      68      45      53      15        --             9        190
Equity securities
 contracts (including
 equity swaps, warrants
 and options)...........     757     475     387      95        384            9      2,107
Commodity forwards,
 options and swaps......      99     329     264     252          4          150      1,098
                          ------  ------  ------  ------       ----         ----    -------
  Total.................  $2,994  $4,162  $3,687  $  999       $407         $569    $12,818
                          ======  ======  ======  ======       ====         ====    =======
Percent of total........      23%     32%     29%      8%         3%           5%       100%
                          ======  ======  ======  ======       ====         ====    =======
AT FISCAL YEAR END 1996
Interest rate and cur-
 rency swaps and options
 (including caps, floors
 and swap options) and
 other fixed income se-
 curities contracts.....  $  792  $1,445  $2,018  $  696       $ 31         $183    $ 5,165
Foreign exchange forward
 contracts and options..     727     824     539      28        --            50      2,168
Mortgage-backed securi-
 ties forward contracts,
 swaps and options......      66      65      64      19        --             5        219
Equity securities
 contracts (including
 equity swaps, warrants
 and options)...........   1,074     274     408      60        426           43      2,285
Commodity forwards, op-
 tions and swaps........      95     318     318     280         72          300      1,383
                          ------  ------  ------  ------       ----         ----    -------
 Total..................  $2,754  $2,926  $3,347  $1,083       $529         $581    $11,220
                          ======  ======  ======  ======       ====         ====    =======
Percent of total........      24%     26%     30%     10%         5%           5%       100%
                          ======  ======  ======  ======       ====         ====    =======

  A substantial portion of the Company's securities and commodities transactions are collateralized and are executed with and on behalf of commercial banks and other institutional investors, including other brokers and dealers. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its merchant banking and other principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk created in its businesses through a variety of separate but complementary financial, position and credit exposure reporting systems, including the use of trading limits based in part upon the Company's review of the financial condition and credit ratings of its counterparties.

  See also the fiscal 1996 "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management" in the Form 8-K for discussions of the Company's risk management policies and procedures.

  The Company had approximately $3.0 billion of letters of credit outstanding at first fiscal quarter end 1997 to satisfy various collateral requirements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

INTRODUCTION

  On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover and Co. ("Dean Witter Discover") (the "Merger"). At that time Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into the right to receive 1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into the right to receive one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax free exchange.

 Basis of Financial Information

  The supplemental consolidated financial statements give retroactive effect to the Merger of Dean Witter Discover and Morgan Stanley in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Dean Witter Discover and Morgan Stanley, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and November 30, 1996, respectively.

  Prior to the consummation of the merger, Dean Witter Discover's fiscal year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the first fiscal quarter ended March 31, 1997 and 1996 and for the fiscal year ended December 31, 1996 were combined with Morgan Stanley's financial statements for the first fiscal quarter ended February 28, 1997 and February 29, 1996 and for the fiscal year ended November 30, 1996 (on a combined basis, "first fiscal quarter 1997," "first fiscal quarter 1996," and "fiscal year 1996," respectively).

RESULTS OF OPERATIONS

  The Company's results of operations may be materially affected by market fluctuations and by economic factors. The Company's securities business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of trading markets. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars into mutual funds, and the size, number and timing of transactions or assignments (including realization of returns from the Company's principal and merchant banking investments). In the Company's credit services business, changes in economic variables may substantially affect consumer loan growth and credit quality. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a national and international nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; the availability of credit; inflation; and legislative and regulatory developments. Such factors may also have an impact on the Company's ability to achieve its strategic objectives, including (without limitation) profitable global expansion.

  The Company's results of operations also may be materially affected by competitive factors. In addition to competition from firms traditionally engaged in the securities business, there has been increased competition from other sources, such as commercial banks, insurance companies, mutual fund groups and other companies offering financial services. As a result of recent or pending legislative and regulatory initiatives in the U.S. to remove or relieve certain restrictions on commercial banks, competition in some markets which have traditionally been dominated by investment banks and retail securities firms has increased and may continue to increase in the near future. Such competition, among other things, affects the Company's ability to attract and retain highly skilled individuals. Competitive factors also affect the Company's success in attracting and retaining clients and assets by its ability to meet investors' saving and investment needs through consistency of investment performance and accessibility to financial products and advice. In the credit services industry, competition centers on merchant acceptance of credit cards, credit card account acquisition and customer utilization of credit cards. Merchant acceptance is based on both competitive transaction pricing and the volume of credit cards in circulation. Credit card account acquisition and customer utilization are driven by the offering of credit cards with competitive and appealing features such as no annual fees, low introductory interest rates and other customized features targeting specific consumer groups.

  As a result of the above economic and competitive factors, net income and revenues in any particular period may not be representative of full year results and may vary significantly from year to year and from quarter to quarter. The Company intends to manage its business for the long term and help mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources and enhancement of its global franchise. Maintaining high levels of profitable business activities, emphasizing fee-based assets that are designed to generate a continuing stream of revenues, managing risks, evaluating credit product pricing and monitoring costs will continue to affect the overall financial results of the Company. In addition the two complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.

  The robust global financial markets experienced during fiscal 1995 and fiscal 1996 continued through the first quarter of fiscal 1997, leading to record revenues and earnings for the Company. The Company's operating results have benefited from a combination of a healthy U.S. economy, continued high levels of cash inflows into mutual funds, a relatively stable bond market, a strong U.S. dollar, better than expected fourth quarter corporate earnings, relatively stable levels of inflation and interest rates, despite the multi-year economic growth and continued growth in consumer demand, and use of credit as a payment mechanism, partially offset by the effects of continued deterioration of consumer credit quality.

  The Company's securities business, which includes asset management, generated higher revenues than the comparable prior fiscal quarter, influenced by strong activity in underwriting and merger and acquisition transactions and the continuance of heightened investor trading activity in most markets. Asset management and administration revenues also increased significantly as a result of the Company's continuing strategic emphasis on these businesses. Concerns over mounting inflationary pressures in the U.S. economy led the Federal Reserve Board to raise short-term interest rates by .25% on March 25, 1997 and may lead to additional increases this year in an effort to forestall higher levels of inflation. Higher interest rates domestically, coupled with economic sluggishness and high rates of unemployment in Europe, may well lead to less favorable market conditions in the future. The Company's financial results for the remainder of fiscal 1997 will reflect whether favorable market and economic conditions continue to persist, as well as the effectiveness of the Company's efforts to manage costs and risk management processes.

  In the fiscal first quarter of 1997, consumer demand and retail sales increased over the comparable period of 1996, although at a slower rate than the recent trend, resulting in growth in general purpose credit card transaction volume and consumer loans from the first fiscal quarter of 1996. In the first fiscal quarter of 1997, the Company continued to invest in future growth by increasing Credit Services marketing and solicitation activities.

  The Company achieved net income of $592 million in the first fiscal quarter of 1997, a 14% increase over the first fiscal quarter of 1996. Primary earnings per common share was $0.95 in the first fiscal quarter of 1997 compared to $0.83 in the first fiscal quarter of 1996. Fully diluted earnings per common share was $0.94 in the first fiscal quarter of 1997 compared to $0.81 in the first fiscal quarter of 1996.

                                  SECURITIES


STATEMENTS OF INCOME (DOLLARS IN MILLIONS)

                                                       FIRST FISCAL QUARTER
                                                     --------------------------
                                                      1997   1996
                                                     ------ ------
Revenues
 Investment banking................................. $  521 $  464
 Principal transactions:
  Trading...........................................    869    823
  Investments.......................................     56     (7)
 Commissions........................................    488    455
 Interest and dividends.............................  2,565  2,119
 Asset management and administration................    590    397
 Other..............................................     26     22
                                                     ------ ------
  Total revenues....................................  5,115  4,273
Interest expense....................................  2,403  1,975
                                                     ------ ------
  Net revenues......................................  2,712  2,298
                                                     ------ ------
Expenses excluding interest
 Compensation and benefits..........................  1,355  1,151
 Occupancy and equipment............................    111    104
 Brokerage, clearing and exchange fees..............     96     77
 Information processing and communications..........    146    118
 Business development...............................     89     65
 Professional services..............................     73     53
 Other..............................................    112     87
                                                     ------ ------
  Total expenses excluding interest.................  1,982  1,655
                                                     ------ ------
Income before income taxes .........................    730    643
Provision for income taxes..........................    284    248
                                                     ------ ------
Net income.......................................... $  446 $  395
                                                     ====== ======
Preferred stock dividend requirements............... $   19 $   16
                                                     ====== ======
Earnings applicable to common shares................ $  427 $  379
                                                     ====== ======


  Securities provides a wide range of financial products, services and investment advice to individual and institutional investors. Securities business activities are conducted in the United States and in 19 other countries and include investment banking, research, institutional sales and trading and global asset management, and investment and asset management products and services for individual clients. In the following discussion amounts for the first fiscal quarter of 1996 are given in parentheses.

  Securities net revenues and net income of $2,712 and $446 million in the first quarter of fiscal 1997, represent increases of 18% and 13%, respectively, from the first quarter of fiscal 1996, primarily reflecting higher levels of asset management and administration revenues, investment banking revenues and increased principal transaction trading and investment revenues, partially offset by higher incentive-based compensation and non-compensation expenses.

 Investment Banking

  Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues increased to $521 million ($464 million), primarily reflecting underwriting revenues which continued to remain strong. Fixed income underwriting revenues increased, primarily from investment grade debt securities as the issuance of long-dated debt was favorably received by investors. Equity financing revenues also increased despite slower underwriting volumes as many companies are sufficiently capitalized, reducing the need for equity offerings. Revenues from merger, acquisition and restructuring activities continued to be strong as the market for these transactions continued at unprecedented levels and global transaction volumes remained high. Merger and acquisition activity was diversified across many industries, with the financial services, technology, public utility and real estate sectors contributing the greatest level of activity. Fees from real estate transactions declined in comparison to the high level of revenues generated in the first quarter of fiscal 1996.

 Principal Transactions

  Principal transaction revenues, which include revenues from customers purchases and sales of securities in which the Company acts as principal, and gains and losses on securities held for resale, including derivatives, were $869 million ($823 million). Fixed income trading revenues increased to record levels, reflecting higher revenues from investment grade debt, securitized debt and swaps trading, partially offset by lower revenues from government debt trading. The quarter's results benefited from increased customer activity as well as higher volatility in the global fixed income markets as a result of uncertainty related to the Federal Reserve Board's taking measures to curb inflationary pressures, as well as growing uncertainty regarding the approaching European Monetary Union. Equity trading revenues were comparable with prior year levels, as higher revenues from cash products were offset by lower equity derivatives trading revenues. Equity cash products benefited from the continued flow of funds into equity-related mutual funds, as well as increased market share of customer business. Equity derivatives revenues were impacted by increased competition and pressure on pricing levels. Trading revenues from commodity products represented the second highest level recorded by the Company, surpassed only by the comparable prior year quarter. Revenues from energy-related products benefited from high volatility, primarily in natural gas, heating oil and crude oil. This resulted from expectations of colder temperatures and low inventory levels in the beginning of the quarter, followed by unseasonably warm weather and replenished inventory levels towards the end of the quarter. Foreign exchange trading revenues rose to record quarterly levels, primarily resulting from a strengthening U.S. dollar driven largely by stable interest rates and economic growth in the U.S., coupled with weaker economies and lower interest rates in Germany and Japan. This led to higher levels of market volatility and contributed to increased customer trading volume.

  Principal transaction investment gains aggregating $56 million were recognized in the first quarter of fiscal 1997, primarily in connection with increases in the carrying value of certain merchant banking investments and real estate investment gains. This compares with losses of $7 million that were recognized in the first quarter of fiscal 1996, which primarily resulted from the writedown of certain merchant banking equity securities.

 Commissions

  Commission revenues increased to $488 million ($455 million), principally reflecting higher levels of securities transactions driven by market volatility, continued cash flows into the equity markets from investors and higher revenues from insurance sales.

 Net Interest

  Net interest and dividend revenues increased to $162 million ($144 million). Interest and dividend revenues rose to $2,565 million ($2,119 million), and interest expense increased to $2,403 million ($1,975 million), principally reflecting growth in interest-bearing assets and liabilities. Interest and dividend revenues and expense are a function of the level and mix of total assets, including financial instruments owned and resale and repurchase agreements, and the prevailing level, term structure and volatility of interest rates. Interest and dividend revenues and expense should be viewed in the broader context of principal trading and investment banking results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales.

 Asset Management and Administration

  Asset management and administration revenues include fees for asset management services, including fees for investment management and for promoting and distributing mutual funds ("12b-1 fees"), other administrative fees and non-interest revenues earned from correspondent clearing and custody services. Fund management fees arise from investment management services the Company provides to registered investment companies (the "funds") pursuant to various contractual arrangements. The Company receives management fees based upon each fund's average daily net assets. The Company receives 12b-1 fees for services it provides in promoting and distributing certain open-ended funds. These fees are based on the lesser of average daily fund asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management and administration.

  Asset management and administration revenues increased significantly to $590 million ($397 million). The majority of this increase is attributable to revenues from VKAC, which was acquired on October 31, 1996, and from MAS, which was acquired on January 3, 1996. Also contributing to the increase were higher 12b-1 fees and higher revenues from international equity and emerging market products resulting from inflows of client assets and market appreciation. Customer assets under management or supervision increased to $279 billion ($186 billion), including $60 billion associated with the acquisition of VKAC as well as continued inflows of new assets and appreciation in the value of existing customer portfolios.

  Customer assets under administration increased to $152 billion ($121 billion), primarily reflecting appreciation in the value of customer portfolios and additional assets placed under custody with the Company, including new customer accounts as well as additional assets from existing customers.

  On April 3, 1997, the Company announced the acquisition of the institutional global custody business of Barclays PLC ("Barclays"). The amount of consideration for this business is to be fixed over a period of time based on account retention. The transaction involved approximately $250 billion of assets currently administered by Barclays, and the combination of Barclays with the Company's global custody business would have increased the Company's assets under administration at first fiscal quarter end 1997 to approximately $400 billion on a pro forma basis (assuming that current clients of Barclays agree to become clients of the Company). Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition.

 Expenses Excluding Interest

  Total expenses excluding interest increased to $1,982 million ($1,655 million). Within that total, compensation and benefits expense increased $204 million to $1,355 million ($1,151 million), principally reflecting increased levels of incentive compensation based on higher levels of revenues and earnings. Non-compensation expenses, excluding brokerage, clearing and exchange fees, increased $104 million to $531 million. Approximately $39 million of this increase was attributable to the expenses of VKAC. Occupancy and equipment expenses increased $7 million, primarily related to occupancy costs of VKAC. Business development expenses increased $24 million, reflecting increased travel and entertainment costs as the Company continues to develop new business, as well as advertising costs associated with VKAC's retail mutual funds. Professional services expenses increased $20 million, primarily reflecting higher consulting and executive recruitment costs associated with the Company's increased global business activities. Information processing and communications expenses increased $28 million, primarily due to additional expenses related to software development, information technology equipment, the impact of increased rates for certain data services and additional employees hired during fiscal 1996. Other expenses increased $25 million, which includes $15 million of goodwill amortization related to the acquisitions of MAS and VKAC.

                                CREDIT SERVICES

STATEMENTS OF INCOME (DOLLARS IN MILLIONS)

                                                          FIRST FISCAL QUARTER
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
Merchant and cardmember fees............................. $      405 $      320
Servicing fees...........................................        209        200
Other....................................................          2          6
                                                          ---------- ----------
  Total non-interest revenues............................        616        526
                                                          ---------- ----------
Interest revenue.........................................        789        675
Interest expense.........................................        294        275
                                                          ---------- ----------
  Net interest income....................................        495        400
Provision for consumer loan losses.......................        376        225
                                                          ---------- ----------
  Net credit income......................................        119        175
                                                          ---------- ----------
  Net operating revenues.................................        735        701
                                                          ---------- ----------
Employee compensation and benefits.......................        140        124
Marketing and business development.......................        157        164
Information processing and communications................        113        114
Facilities and equipment.................................         15         15
Other....................................................         76         87
                                                          ---------- ----------
  Total non-interest expenses............................        501        504
                                                          ---------- ----------
Income before income taxes...............................        234        197
Provision for income taxes...............................         88         73
                                                          ---------- ----------
Net income............................................... $      146 $      124
                                                          ========== ==========

  Credit Services net income increased 18% to $146 million in the first fiscal quarter of 1997 from the first fiscal quarter of 1996. The increase resulted from the effects of credit card fee and interest revenue enhancements made in fiscal 1996 and higher average levels of consumer loans partially offset by increased levels of credit losses.

  Non-Interest Revenues. Total non-interest revenues increased 17% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996.

  Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, overlimit fees, insurance fees, cash advance fees, the administration of credit card programs and transaction processing services. Merchant and cardmember fees increased 26% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996. The increase was due to higher overlimit, late payment and merchant fee revenues. Overlimit fees were implemented in March 1996 and the amount of the fee was increased in the fourth fiscal quarter of 1996. The increase in late payment fee revenues was due to an increase in the amount of the late payment fee charged, an increase in the incidence of late payments and a tightening, in the fourth fiscal quarter of 1996, of late payment fee terms. The increased incidence of late payments was attributable to a higher level of delinquent accounts and an increase in active credit card accounts. The increase in merchant fee revenue was due to growth in credit card transaction volume.

  Servicing fees are revenues derived from consumer loans that have been sold to investors through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses to principal through charged off loans and to pay the Company a fee for servicing the loans. Any excess net cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees.

  The table below presents the components of servicing fees (dollars in millions).

                                                         FIRST FISCAL QUARTER
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
Merchant and cardmember fees............................ $      110       $  47
Interest revenue........................................        530         493
Interest expense........................................       (203)       (189)
Provision for loan losses...............................       (228)       (151)
                                                         ----------  ----------
Servicing fees.......................................... $      209  $      200
                                                         ==========  ==========

  Servicing fees increased 4% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996. This increase was due to higher cardmember fees, as discussed previously, and a higher average level of securitized loans, partially offset by a higher rate of credit losses on securitized loans.

  Net Interest Income. Net interest income is equal to the difference between interest revenue derived from Credit Services consumer loan and short-term investment assets and interest expense incurred to finance those assets. Credit Services assets, primarily consumer loans, earn interest revenue at both fixed rates and market indexed variable rates. The Company incurs interest expense at fixed and floating rates to finance Credit Services assets. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing. Net interest income increased 24% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996 due to a higher average level of consumer loans, a higher yield on consumer loans and a decline in the interest rates, including the effect of interest rate contracts, on the Company's borrowings. The higher yield on consumer loans was due to a shift in the mix of consumer loans to higher yielding fixed rate loans and the effect of interest revenue enhancements made in fiscal 1996, partially offset by higher charge-offs of interest revenue.

  The following tables present analyses of Credit Services average balance sheets and interest rates for the first fiscal quarter 1997 and 1996 and changes in net interest income during those periods.

CREDIT SERVICES AVERAGE BALANCE SHEET ANALYSIS (DOLLARS IN MILLIONS)

                                    FIRST FISCAL QUARTER
                        -------------------------------------------------
                                 1997                     1996
                        ------------------------ ------------------------
                        AVERAGE                  AVERAGE
                        BALANCE  RATE   INTEREST BALANCE  RATE   INTEREST
                        -------  -----  -------- -------  -----  --------
ASSETS
Interest earning
 assets:
General purpose credit
 card loans............ $19,184  14.12%   $668   $16,648  13.68%   $566
Other consumer loans...   3,104  13.18     101     2,950  12.22      90
Investment securities..     220   5.28       3       329   5.37       4
Other..................   1,295   5.59      17     1,083   5.52      15
                        -------           ----   -------           ----
  Total interest
   earning assets......  23,803  13.45     789    21,010  12.93     675
Allowance for loan
 losses................    (919)                    (674)
Non-interest earning
 assets................   1,872                    1,356
                        -------                  -------
  Total assets......... $24,756                  $21,692
                        =======                  =======
LIABILITIES & SHAREHOLDER'S
 EQUITY
Interest bearing
 liabilities:
Interest bearing
 deposits
 Savings............... $ 1,045   4.40%   $ 11   $ 1,001   4.57%   $ 11
 Brokered..............   3,748   6.73      62     3,157   7.12      56
 Other time............   2,203   6.07      33     1,822   6.16      28
                        -------           ----   -------           ----
  Total interest
   bearing deposits....   6,996   6.17     106     5,980   6.40      95
Other borrowings.......  12,856   5.92     188    11,563   6.26     180
                        -------           ----   -------           ----
  Total interest
   bearing liabilities.  19,852   6.01     294    17,543   6.31     275
Shareholder's
 equity/other
 liabilities...........   4,904                    4,149
                        -------                  -------
  Total liabilities &
   shareholder's
   equity.............. $24,756                  $21,692
                        =======                  =======
Net interest income....                   $495                     $400
                                          ====                     ====
Net interest margin....                   8.44%                    7.66%
Interest rate spread...           7.44%                    6.62%

CREDIT SERVICES RATE/VOLUME ANALYSIS (IN MILLIONS)

                                                       FIRST FISCAL QUARTER
                                                           1997 VS 1996
                                                       -----------------------
                                                       INCREASE/(DECREASE)
                                                        DUE TO CHANGES IN
                                                       -----------------------
                                                       VOLUME   RATE    TOTAL
                                                       -------  ------  ------
INTEREST REVENUE
General purpose credit card loans.....................  $  82   $   20  $  102
Other consumer loans..................................      4        7      11
Investment securities.................................     (1)     --       (1)
Other.................................................      2      --        2
                                                                        ------
  Total interest revenue..............................     85       29     114
                                                                        ------
INTEREST EXPENSE
Interest bearing deposits
 Savings..............................................    --       --      --
 Brokered.............................................     10       (4)      6
 Other time...........................................      6       (1)      5
                                                                        ------
  Total interest bearing deposits.....................     16       (5)     11
Other borrowings......................................     19      (11)      8
                                                                        ------
  Total interest expense..............................     34      (15)     19
                                                                        ------
Net interest income...................................  $  51   $   44  $   95
                                                        =====   ======  ======

  The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans.

  SUPPLEMENTAL CREDIT SERVICES AVERAGE MANAGED LOAN BALANCE SHEET INFORMATION
                             (DOLLARS IN MILLIONS)

                                            FIRST FISCAL QUARTER
                             -----------------------------------------------------
                                       1997                       1996
                             -------------------------- --------------------------
                             AVG. BAL. RATE %  INTEREST AVG. BAL. RATE %  INTEREST
                             --------- ------  -------- --------- ------  --------
Consumer loans.............   $35,625  14.78%   $1,299   $31,388  14.72%   $1,149
General purpose credit card
 loans.....................    31,677  14.85     1,160    27,456  14.89     1,016
Total interest earning
 assets....................    37,140  14.41     1,319    32,800  14.33     1,168
Total interest bearing
 liabilities...............    33,189   6.08       497    29,334   6.36       464
Consumer loan interest rate
 spread....................             8.70                       8.36
Interest rate spread.......             8.33                       7.97
Net interest margin........             8.97                       8.64

  Provision for Loan Losses. The provision for loan losses is the amount necessary to establish the allowance for loan losses at a level the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy on a portfolio by portfolio basis and was $819 million and $664 million at first fiscal quarter end 1997 and 1996. The provision for loan losses is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable. The provision for loan losses increased 67% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996 due to an increase in net charge-off rates. Net charge-offs as a percentage of average consumer loans outstanding increased to 6.88% in the first fiscal quarter of 1997 from 4.44% in the first fiscal quarter of 1996. The increase in the Company's net charge-off rate was consistent with the industry-wide trend of increasing credit loss rates that the Company believes is related, in part, to increased consumer debt levels and bankruptcy rates. The Company believes that the trend may continue and the Company may experience a higher net charge-off rate for the full fiscal year 1997 compared to fiscal

1996. In fiscal 1996, the Company took steps to reduce the impact of this trend, including raising credit quality standards for new accounts, selectively reducing credit limits and increasing collection activity. The Company believes these credit quality improvements had a minimal impact in fiscal 1996, but believes they may have an increased effect in fiscal 1997. The Company's expectations about future charge-off rates and credit quality improvements are subject to uncertainties that could cause actual results to differ materially from what has been projected above. Factors that influence the level and direction of consumer loan delinquencies and charge-offs include changes in consumer spending and payment behaviors, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

  Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions, where loans are charged off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and vary throughout the year due to seasonal consumer spending and payment behaviors. The Company believes the increase in consumer loan delinquency rates at first fiscal quarter end 1997 from prior periods was related to the industry-wide credit conditions discussed previously. The decline in the percentage of consumer loans past due 30 to 89 days as of first fiscal quarter end 1997 from fiscal year end 1996 was due to the effects of a program that allowed selected cardmembers in good standing to defer payment one month. The following table presents delinquency and net charge-off rates with supplemental managed loan information.

CREDIT SERVICES ASSET QUALITY (DOLLARS IN MILLIONS)

                            FIRST FISCAL QUARTER END         FISCAL YEAR END
                         ----------------------------------  ----------------
                              1997              1996              1996
                         ----------------  ----------------  ----------------
                          OWNED   MANAGED   OWNED   MANAGED   OWNED   MANAGED
                         -------  -------  -------  -------  -------  -------
Consumer loans.......... $21,967  $35,225  $18,784  $31,046  $23,188  $36,573
Consumer loans
 contractually past due
 as a percentage of
 consumer loans
  30 to 89 days.........    3.61%    3.62%    3.66%    3.62%    4.25%    4.29%
  90 to 179 days........    2.93%    2.93%    2.39%    2.35%    2.81%    2.77%
Net charge-offs as a
 percentage of average
 consumer loans
 (year-to-date).........    6.88%    6.89%    4.44%    4.71%    5.19%    5.40%

  Non-Interest Expenses. Non-interest expenses remained level in the first fiscal quarter of 1997 from the first fiscal quarter of 1996.

  Employee compensation and benefits expense increased 12% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996 due to an increase in the number of employees. Marketing and business development expense decreased 4% in the first fiscal quarter of 1997 from the first fiscal quarter of 1996. The decrease was due to lower mailing and promotional costs partially offset by an increase in Cardmember rewards expense. Cardmember rewards expense, which includes the Cashback Bonus(R) Award, increased due to continued growth in credit card transaction volume and increased cardmember qualification for higher award levels.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's total assets increased from $238.9 billion at fiscal year end 1996 to $267.0 billion at first fiscal quarter end 1997, primarily reflecting growth in financial instruments owned, resale agreements, securities borrowed and customer receivables. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

  The Company's senior management and Finance and Risk Committee, which includes senior officers from each of the major capital commitment areas, among other things, establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. The primary goal of the Company's funding and liquidity activities is to ensure the stability of the Company's funding base and to provide adequate financing sources over a wide range of potential credit ratings and market environments.

  The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating as well as its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company has also returned internally generated equity capital which is in excess of the needs of its businesses through common stock repurchases and dividends.

  The Company funds its balance sheet on a global basis. The Company's funding needs for its Securities segment is raised through diverse sources. These include the Company's capital, including equity and long-term debt; medium-term notes; internally generated funds; repurchase agreements; U.S., Canadian, French and Euro commercial paper; letters of credit; unsecured bond borrows; German Schuldschein loans; securities lending; buy/sell agreements; municipal re-investments; master notes; deposits; short-term bank notes; Fed Funds and committed and uncommitted lines of credit. Repurchase transactions and a portion of the Company's bank borrowings are made on a collateralized basis and therefore provide a more stable source of funding than short-term unsecured borrowings.

  The funding sources utilized for the Company's Credit Services segment include asset securitizations, medium-term notes, long-term borrowings, deposits, asset-backed commercial paper, Fed Funds and short-term bank notes. The Company sells consumer loans through asset securitizations using several transaction structures. RFC, an entity included in the consolidated financial statements of the Company, issues asset-backed commercial paper.

  The Company's bank subsidiaries solicit deposits from consumers and purchase federal funds. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposits and certificate of deposit accounts sold directly to cardmembers and savings deposits from DWR clients. Brokered deposits consist primarily of certificates of deposit issued by the Company's bank subsidiaries, which are sold through the DWR account executive sales organization and a syndicate of firms managed by DWR. Other time deposits include institutional certificates of deposit. The Company, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program.

  The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies. The volume of the Company's borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of the Company's securities inventories and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit.

  The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions. The Company does not expect that the Merger will have a material impact on the cost and availability of its financing or its business activities.

  As the Company continues its global expansion and as revenues are increasingly derived from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in a number of different currencies because weakness in any particular currency is often offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

  During the first quarter of fiscal 1997, the Company issued senior notes aggregating $3,424 million, including non-U.S. dollar currency notes aggregating $295 million. These notes have maturities from 1997 to 2012 and a weighted average coupon interest rate of 6.1%; the Company has entered into certain transactions to obtain floating interest rates based on either short-term LIBOR or repurchase agreement rates for Treasury securities.

  In the first quarter of fiscal 1997, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 8.03% Capital Units in an aggregate amount of $134 million. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock.

  In the first quarter of fiscal 1997, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

  Subsequent to fiscal first quarter end, the Company announced that it had called for redemption, on May 30, 1997, all 750,000 shares of its 8 -3/4% Cumulative Preferred Stock at a redemption price of $200 per share.

  The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "Morgan Stanley Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion. The Company has assumed the Morgan Stanley Facility as part of the Merger.

  The Company also maintains a second senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "DWD Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $4.0 billion. As of first fiscal quarter end 1997, the Company has never borrowed from the DWD Facility. In April 1997, DWD renewed this facility which expires in April of 1998.

  The Morgan Stanley Facility and the DWD Facility both contain covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. Prior to the closing of the Merger, the Morgan Stanley Facility and the DWD Facility were amended to conform such facilities to insure that they remain effective subsequent to the closing of the Merger and to accommodate the Company's post-Merger business activities and financing needs. After the consummation of the Merger, the Company expects that a new credit facility of the Company will replace the Morgan Stanley Facility and the DWD Facility.

  The Company maintains a master collateral facility that enables Morgan Stanley & Co. Incorporated ("MS&Co."), one of the Company's U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of this facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.5 billion.

  The Company also maintains a revolving committed financing facility that enables Morgan Stanley & Co. International Limited ("MSIL"), the Company's U.K. broker-dealer subsidiary, to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.55 billion available in 12 major currencies.

  RFC also maintains a senior bank credit facility to support the issuance of asset-backed commercial paper (the "RFC Facility"). In 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. Under the terms of its asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at fiscal year end 1996. RFC has never borrowed from the RFC Facility.

  The Company anticipates that it will utilize the Morgan Stanley Facility, the DWD Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time. RFC anticipates that it will utilize its facility for short-term funding from time to time.

  Subsequent to first fiscal quarter end 1997, the Company filed a shelf registration statement for up to $7 billion of additional debt securities, warrants, preferred stock or purchase contracts or any combination thereof in the form of units.

  During the first fiscal quarter of 1997, the Company repurchased approximately 2.6 million shares of its common stock at an aggregate cost of approximately $89 million and an average cost per share of $34.50. Prior to consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded their respective outstanding share repurchase authorizations.

  At first fiscal quarter end 1997, certain assets of the Company, such as real property, equipment and leasehold improvements of $1.7 billion, and goodwill and other intangible assets of $1.4 billion, are illiquid. In addition, certain equity investments made in connection with the Company's merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products are not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of first fiscal quarter end 1997, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $101 million, and its aggregate investment in publicly held companies was $285 million.

  The Company acts as an underwriter of and as a market-maker in mortgage-backed pass-through securities, collateralized mortgage obligations and related instruments, and as a market-maker in commercial, residential and real estate loan products. In this capacity, the Company takes positions in market segments where liquidity can vary greatly from time to time. The carrying value of the portion of the Company's mortgage-related portfolio at first fiscal quarter end 1997 traded in markets that the Company believed were experiencing lower levels of liquidity than traditional mortgage-backed pass-through securities approximated $1,761 million.

  In addition, at first fiscal quarter end 1997, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $1,659 million (a substantial portion of which was subordinated debt) with not more than 5%, 11% and 19% of all such securities, loans and instruments attributable to any one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging markets loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

  The Company may, from time to time, also provide financing or financing commitments to companies in connection with its investment banking and merchant banking activities. The Company may provide extensions of credit to leveraged companies in the form of senior or subordinated debt, as well as bridge financing on a select basis (which may be in connection with the Company's commitment to the Morgan Stanley Bridge Fund, LLC). At first fiscal quarter end 1997, the Company had a loan of $225 million outstanding in connection with its securitized debt underwriting activities. Subsequent to this date, this $225 million loan was repaid. In addition, in connection with its securitized debt and high yield underwriting activities, the Company entered into four commitments to provide an aggregate of approximately $430 million in loans and had three loans outstanding in the aggregate amount of approximately $275 million.

  The Company also engages in senior lending activities, including origination, syndication and trading of senior secured loans of non-investment grade companies. Such companies are more sensitive to adverse economic conditions than investment grade issuers, but the loans are generally made on a secured basis and are senior to any non-investment grade securities of these issuers that trade in the capital markets. As of first fiscal quarter end 1997, the aggregate value of senior secured loans and positions held by the Company was $210 million, and aggregate senior secured loan commitments were $26 million. Subsequent to this date, the Company entered into six senior secured loan commitments in the aggregate amount of $280 million.

  As of first fiscal quarter end 1997, financial instruments owned by the Company included derivative products (generally in the form of futures, forwards, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates or commodity or equity instruments and indices) related to financial instruments and commodities with an aggregate net replacement cost of $12.8 billion. The net replacement cost of all derivative products in a gain position represents the Company's maximum exposure to derivatives related credit risk. Derivative products may have both on- and off-balance sheet risk implications, depending on the nature of the contract. It should be noted, however, that in many cases derivatives serve to reduce, rather than increase, the Company's exposure to losses from market, credit and other risks. The risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures. The Company manages its credit exposure to derivative products through various means, which include reviewing counterparty financial soundness periodically; entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances; and limiting the duration of exposure.

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Directors and Shareholders of
 Morgan Stanley, Dean Witter, Discover & Co.

  We have reviewed the accompanying supplemental consolidated statement of financial condition of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries as of first fiscal quarter end 1997, and the related supplemental consolidated statements of income and cash flows for the first fiscal quarter 1997 and 1996. These supplemental consolidated financial statements are the responsibility of the management of Morgan Stanley, Dean Witter, Discover & Co. We were furnished with the report of other accountants on their review of the interim financial information of Morgan Stanley Group Inc. and subsidiaries, which statements reflect total assets of $224,772 million at February 28, 1997, and total revenues of $4,076 million and $3,308 million for the three-month periods ended February 28, 1997 and February 29, 1996, respectively.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  The supplemental consolidated financial statements give retroactive effect to the merger of Dean Witter, Discover & Co. and Morgan Stanley Group Inc., which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

  Based on our review and the report of other auditors, we are not aware of any material modifications that should be made to such supplemental consolidated financial statements for them to be in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

  We have previously audited, in accordance with generally accepted auditing standards, the supplemental consolidated statement of financial condition of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries as of fiscal year 1996 (presented herein), and the related supplemental consolidated statements of income, cash flows and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated May 31, 1997, we expressed an unqualified opinion on those supplemental consolidated financial statements based on our audit and the report of other auditors.

                                              /s/ Deloitte & Touche LLP

New York, New York
May 31, 1997

Independent Accountants' Review Report

The Board of Directors
Morgan Stanley Group Inc.

  We have reviewed the accompanying condensed consolidated statement of financial condition of Morgan Stanley Group Inc. and subsidiaries as of February 28, 1997 and the related condensed consolidated statements of income for the three-month periods ended February 28, 1997 and February 29, 1996, and the condensed consolidated statements of cash flows for the three-month periods ended February 28, 1997 and February 29, 1996. These financial statements are the responsibility of the Company's management.

  We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition of Morgan Stanley Group Inc. as of November 30, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the fiscal year then ended (not presented herein) and in our report dated January 7, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of November 30, 1996, is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

                                              /s/ Ernst & Young LLP

New York, New York
March 27, 1997

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